Exhibit 99.1

Insulet Appoints Wayde McMillan Chief Financial Officer

ACTON, Mass.--(BUSINESS WIRE)--January 7, 2019--Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® Insulin Management System (Omnipod System), today announced that Wayde McMillan has been appointed Executive Vice President and Chief Financial Officer, effective March 1, 2019, succeeding Michael Levitz. To ensure a smooth and successful transition, Mr. McMillan will join the Company in February and Mr. Levitz will continue with the Company in an advisory capacity for a period following the succession effective date.

Mr. McMillan is a seasoned executive with more than 20 years of corporate finance and accounting experience. Over the course of his career, he has developed expertise in strategic financial planning and business development at both multi-billion dollar public companies and entrepreneurial start-up ventures. Most recently, Mr. McMillan served as Chief Financial Officer and Vice President of Finance of the Minimally Invasive Therapies Group at Medtronic, where he played a key role in integration efforts following the company’s acquisition of Covidien plc in 2015, including reorganizing into the Medtronic Group structure and developing a new global financial plan and strategy.

“We are excited to welcome a leader of Wayde’s caliber to Insulet as the Company transitions to profitability, expands internationally, and enters its next phase of rapid growth,” said Shacey Petrovic, President and Chief Executive Officer. “Wayde has significant expertise scaling large organizations and a thorough understanding of the strategies we are pursuing globally to accelerate growth and build on our strong foundation. We look forward to benefitting from Wayde’s experience as we continue to position the Company for long-term success and solidify our leadership in the global management of diabetes.”

“I am honored to join the team at Insulet, a company with a strong mission dedicated to improving the lives of people impacted by diabetes,” said Mr. McMillan. “I look forward to working alongside the Insulet leadership team and contributing to the Company’s initiatives to drive growth, profitability and value creation for shareholders.”

Ms. Petrovic continued, “On behalf of the Board of Directors and the entire Company, I want to thank Mike Levitz for his numerous contributions, as well as his support during this transition period. Over the last four years, Mike has helped develop and execute our strategic imperatives, strengthen our infrastructure and capabilities in support of future growth, and generate exceptional value for shareholders. We wish Mike all the best in his future endeavors.”

The Company is reaffirming its previously announced revenue guidance for the fourth quarter and full year 2018, which were outlined in Insulet’s third quarter 2018 earnings announcement.

About Wayde McMillan:

Wayde McMillan is a seasoned executive who brings to Insulet more than 20 years of corporate finance and accounting experience. Most recently, Mr. McMillan served as Chief Financial Officer and Vice President of Finance of the Minimally Invasive Therapies Group at Medtronic, where he managed an $8 billion revenue business with greater than 20,000 employees and a global Finance team. He played a critical role in integration efforts following the company’s acquisition of Covidien plc in 2015, including reorganizing into the Medtronic Group structure and developing a new global financial plan and strategy. Prior to Medtronic’s acquisition of Covidien, he held a variety of leadership positions at Covidien, including Chief Financial Officer and Vice President of Finance of the Medical Devices Group & U.S., Chief Financial Officer and Vice President of Finance of the Surgical Solutions Business Unit, and Vice President of Finance and Controller of the Respiratory and Monitoring Solutions Business Unit. Mr. McMillan started his career in accounting, audit, financial analysis and investor relations positions at various institutions. He holds a B.S. in Business Administration from Merrimack College and an MBA from the Bentley University McCallum Graduate School of Business.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to making the lives of people with diabetes and other conditions easier through the use of its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet also leverages the unique design of its Pod, by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across multiple therapeutic areas. Founded in 2000, more than 150,000 users across the globe rely on Insulet’s Omnipod Insulin Management System to bring simplicity and freedom to their lives.

On July 1, 2018, Insulet assumed direct operations of its Omnipod Insulin Management System product line in Europe, including sales, marketing, training and customer support activities. This allows Insulet to be closer to the diabetes community and identify opportunities to support European customer needs over the long-term, as Insulet does in the United States and Canada.

For more information, please visit: www.insulet.com and www.myomnipod.com.

Forward-Looking Statement:

This press release may contain forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 22, 2018 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

© 2019 Insulet Corporation. Omnipod and the Omnipod logo are trademarks or registered trademarks of Insulet Corporation. All rights reserved.

CONTACT:
Investor Relations and Media:
Deborah R. Gordon, 978-600-7717
Vice President, Investor Relations and Corporate Communications
dgordon@insulet.com